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                                   FINANCIAL HIGHLIGHTS
_______________________________________________________________________________________

                                 Dollars in thousands, except per share data

For the year:                     1996      1995      1994      1993      1992
                                ________________________________________________
Earnings:
 Net interest income             $ 3,037   $ 2,917   $ 2,781   $ 2,721   $ 2,565
 Provision for loan losses            75       120        80        60        60
 Net income                          747       612       580       615       541
 Cash dividends declared             207       178       186       179       164

Per share data:
 Net income                      $  1.59   $  1.28   $  1.22   $  1.31   $  1.14
 Cash dividends                     0.45      0.37      0.39      0.38      0.34
   Book value at period end        16.73     15.64     13.83     13.69     12.75

Average balances:
 Total assets                    $67,746   $65,914   $68,080   $67,785   $63,416
 Total earning assets             64,337    62,737    64,611    62,611    58,161
 Total deposits                   59,877    58,625    61,374    61,164    57,152
 Total loans                      39,556    37,544    36,225    34,712    33,640
 Shareholders' equity              7,606     7,062     6,518     6,299     5,888

Period end amounts:
 Total assets                    $68,206   $66,140   $64,903   $67,537   $67,177
 Total shareholders' equity        7,817     7,429     6,574     6,495     6,049

 Number of shareholders
     of record                       812       780       780       760       760
 Number of full-time
     equivalent employees             42        40        40        41        41

Ratios:
 Return on average assets           1.10%     0.93%     0.85%     0.91%     0.85%
 Average shareholders' equity
     to average assets             11.23%    10.71%     9.57%     9.29%     9.28%
 Return on average
     shareholders' equity           9.82%     8.67%     8.90%     9.76%     9.19%
 Dividend payout ratio             27.71%    29.08%    32.07%    29.11%    30.31%

Common share amounts:
 Weighted average shares
     outstanding                 475,891   475,011   475,091   474,210   474,210
 Shares outstanding at
     period end                  467,352   474,848   475,206   474,210   474,210


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